Exhibit 99.1

Green Plains Partners to Sell Ethanol Storage Assets to Green Plains Hereford LLC

OMAHA, Neb. Dec. 15, 2020 (GLOBE NEWSWIRE)  Green Plains Partners LP (NASDAQ:GPP) today announced that it has reached an agreement to sell its ethanol storage and transportation assets located at the Green Plains’ Hereford, Texas ethanol facility to Green Plains Hereford LLC for $10 million, along with the transfer of associated railcar leases. As part of the transaction, the minimum volume commitment of Green Plains will be reduced by 3.25 million gallons per quarter.

“This transaction allows Green Plains Partners to accelerate its debt repayment with the proceeds while minimizing changes to the company’s distributable cash flow. The transaction also enables the parent, Green Plains Inc., to sell its ethanol facility and reinvest the proceeds from the sale of the plant toward its protein technology initiative which should result in higher run rates and higher throughput rates,” said Todd Becker, president and chief executive officer of Green Plains Partners. “The Partnership continues to have strong cash flows supported by long term minimum volume commitments.”

The quarterly minimum volume commitment associated with the storage and throughput services agreement will be amended to 232.45 million gallons per quarter or, approximately 91% of the 1.023 billion gallons of annual production capacity of Green Plains Inc. Approximately 230 of the 2,700 railcars managed by Green Plains Partners are anticipated to be conveyed to Green Plains Inc. as part of the transaction.

The transaction is anticipated to close within the next 30 days in conjunction with the completion of the Green Plains Hereford LLC ethanol asset sale. The purchase agreement is subject to customary closing conditions.

The terms of this transaction were approved by both the board of directors of the general partner and the board of directors’ conflicts committee, which consists entirely of independent directors.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to successfully complete the sale of the Hereford, Texas ethanol plant to Hereford Ethanol Partners, L.P. and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations & Treasurer | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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